EXHIBIT 99.5

Michigan Commerce Bancorp Limited
Compensation Committee Charter

The Bylaws of Michigan Commerce Bancorp Limited (the “Company”) provide for a Compensation Committee (the “Committee”) of the Board of Directors (the “Board”).  This Charter sets forth the purpose, composition, responsibilities and processes of the Committee. At least annually, the Committee shall review the adequacy of this Charter and seek its re-approval by the Board.

A.           Purpose.  The Compensation Committee shall provide assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and compensation policies. The Committee shall review and approve compensation policies, strategies and pay levels necessary to support corporate objectives. The Committee shall have sole authority to retain and terminate any compensation consultant to be used to assist the Committee in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve the consultant’s fees and other retention terms.

B.           Composition.  The Committee shall be comprised of at least three members of the Board who are considered (i) “independent” pursuant to the rules of The Nasdaq Stock Market, (ii) a “non-employee director” under SEC Rule 16b-3, and (iii) an “outside director” under Internal Revenue Code Section 162(m). The Committee shall meet as often as the Committee determines, but not less frequently than once each year.

C.           Responsibilities and Processes. The Committee shall:

1.           Assist the Company in defining an executive total compensation policy for the Company and its subsidiaries that: (a) supports the Company’s overall strategy and objectives; (b) supports the attraction and retention of executives; and (c) provides competitive total compensation opportunities at a reasonable cost while enhancing the ability to fulfill the Company’s objectives.

2.           Periodically evaluate the targeted compensation of the Chief Executive Officer and executive officers of the Company against appropriate market comparator groups.

3.           Annually review and recommend to the independent members of the Board for approval the base salary level, incentive opportunities and the actual incentive compensation awards for the Chief Executive Officer. The Chief Executive Officer shall not be present during such deliberations.

4.           Annually review and approve, with the assistance of the Chief Executive Officer, the base salary levels and incentive compensation opportunities of the executive officers of the Company (other than the Chief Executive Officer) and its subsidiaries, except where precluded by contractual arrangements.

5.           Annually review and approve the actual incentive compensation awards for the executive officers of the Company and its subsidiaries.

6.           Review and approve incentive plans, executive perquisites, employment agreements, benefits, severance plans and supplemental benefits that are exempt from coverage by ERISA, for executive officers, and report to the Board on an annual basis on the extent and financial impact of all such arrangements.

7.           Review and approve the annual compensation programs for all employees of the Company and its subsidiaries who are not executive officers.

8.           Review and approve new compensation plans when appropriate to ensure that they are consistent with compensation policy and monitor the appropriateness and effectiveness of such plans.

9.           Review not less frequently than biennially the remuneration of members of the Board in connection with their service on the Board and on its Committees and recommend any changes the Committee believes to be appropriate.

10.           Subject to permissible delegations of such authority, review and approve the granting of stock options and other equity-based compensation under all Company equity-based compensation plans applicable to employees or directors.

11.           Generally review the Company’s employee benefit plans with the understanding that the Benefit Plans Committee, a non-Board committee of the Company comprised of Company officers, is the sole ERISA named fiduciary for all such benefit plans and is solely responsible for the management and administration of such benefit plans. This Committee shall have no ERISA fiduciary responsibility as a result of its review of or recommendation respecting such benefit plans.

12.           Review management succession programs for members of senior management.

13.           Prepare each year a Compensation Committee Report as required by the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K. Prepare and approve any other statements to shareholders on compensation matters that are required by the Securities and Exchange Commission and other governmental bodies.

14.           Consult with management of the Company on major policies affecting employee relations.

15.           Make any and all determinations necessary to qualify any compensation intended to be exempt from Section 162(m) of the Internal Revenue Code as performance-based compensation.

16.           On an annual basis, review and evaluate any compensation consultants retained by management or the Committee to assist the Committee in its oversight responsibilities.

D.           Performance and Evaluation. The Committee will annually review its own performance.